Exhibit 21.1
Subsidiaries of Sio Gene Therapies Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Sio Europe Limited	Ireland
Axovant Holdings Limited	England and Wales
Axovant Sciences GmbH	Switzerland

1